Exhibit 10.1

Release and Waiver Agreement

This Release and Waiver Agreement (“Agreement”) is made and entered into as of August 12, 2016 (the “Agreement Date”), by and between Investors Community Bank (the “Bank”), County Bancorp, Inc., a Wisconsin Corporation (the “Company,” and together with the Bank, “Employer”) and Gary Abramowicz (“Executive,” and together with Employer, the “Parties”).

A. Executive is currently employed by the Bank, pursuant to that certain Amended and Restated Employment Agreement by and between the Bank and Executive, effective November 5, 2014 (the “Employment Agreement”).

B. Pursuant to Section 7.3 of the Employment Agreement, the Bank notified Executive that Executive’s employment and the Employment Agreement (subject to the terms of the Employment Agreement) terminated effective August 12, 2016 (the “Termination Date”).

C. Pursuant to and subject to Section 7.12 of the Employment Agreement, Executive may be entitled to certain severance benefits subject to and contingent upon Executive’s execution and submission of a release and waiver of all claims against the Employer.

D. The Parties desire to settle fully and amicably all issues between them, including without limitation any issues arising out of Executive’s employment with the Bank and the termination of that employment.

In consideration of the foregoing premises, which are incorporated herein by this reference, and of the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

Section 1. Termination of Employment Agreement and Employment.  The Employment Agreement and Executive’s employment with the Bank terminated as of the Termination Date, and except as set forth in Section 2, Section 9, and Section 10 below, the Employment Agreement shall thereafter be null and void and neither Executive nor the Bank shall have any rights or interests under the Employment Agreement as of or after the Termination Date.

Section 2. Severance Benefit.  Pursuant to Section 7.3 of the Employment Agreement, Executive shall be entitled to receive the following severance benefit (“Severance Benefit”), subject to continued compliance with Section 7 of this Agreement:

(a) A severance payment in the amount of Two Hundred Forty Two Thousand, Three Hundred Eighty Seven Dollars and Fifty Eight Cents ($242,387.58), with such amount to be paid in one (1) lump sum within sixty (60) days following the Termination Date, as defined below, provided this Agreement is executed, and not subsequently revoked, as provided in Section 7(b) below.

(b) A special bonus payment in the amount of Twenty-Five Thousand Dollars ($25,000.00), to be paid in the sole discretion of the Company’s President (the “President”), based upon Executive’s cooperation in the effectuation a smooth transition and providing assistance as requested by the President.  Such bonus shall be payable at the time 2016 bonuses are paid to the Employer’s senior management, but in no event later than March 15, 2017.

(c) To the extent that Executive is eligible for continued health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Employer shall continue to pay the amount of the Employer’s portion of Executive’s health insurance premium plus the COBRA, until the earlier of (a) December 31, 2016 or (b) Executive’s employment with a new employer.  Upon the cessation of the Employer’s continued payment of insurance premiums under the immediately preceding sentence, Executive shall be responsible for the full COBRA premium and administrative charge to continue Executive’s COBRA coverage.  If Executive accepts new employment for which he is eligible for health insurance coverage, or otherwise obtains health insurance coverage elsewhere prior to January 1, 2017, Executive – by counsel or personally – agrees to promptly inform the Employer, in writing of Executive’s eligibility for health insurance coverage at a new employer or procurement of health insurance coverage elsewhere.

(d) Any such Severance Benefits shall be treated as wages and subject to all taxes and other payroll deductions as may be required by law.

(e) All stock options held by the Executive as of the Termination Date that were vested, shall remain exercisable for a period of 90 days following the Termination Date, but in no event later than the original expiration date set forth in the applicable award agreements (determined as if such employment had not terminated) and all unvested stock option awards shall be null and void as of the Termination Date.

Section 3. Termination of Benefits.  Except as may be required by law or pursuant to the terms and conditions of the applicable plans, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Bank shall cease as of the Termination Date; including, for purposes of clarity, participation in the Bank Annual Incentive Compensation Plan under which, pursuant to Article VI thereof, Executive shall not be eligible to receive an annual award payout for 2016 or any payments with respect to any deferred portion of prior year awards.  Executive shall not be entitled to any other benefits or payments by the Bank based on any and all other claims Executive may have arising out of the termination of employment with the Bank.  Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans or to exercise any vested equity awards, pursuant to the terms of the applicable plan.

Section 4. Release of Claims and Waiver of Rights.  Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges Employer, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and in each case their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of Employer, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including without limitation liability, claims, demands, and actions:

(a) arising from or relating to Executive’s employment or other association with the Bank, or the termination of such employment,

(b) relating to wages, bonuses, other compensation, or benefits,

(c) relating to any employment or change in control contract,

(d) relating to any employment law, including without limitation:

(i) The United States and Wisconsin Constitutions,

(ii) The Civil Rights Act of 1964,

(iii) The Civil Rights Act of 1991,

(iv) The Equal Pay Act,

(v) The Employee Retirement Income Security Act of 1974,

(vi) The Age Discrimination in Employment Act (the “ADEA”),

(vii) Older Workers Benefit Protection Act,

(viii) The Americans with Disabilities Act,

(ix) Executive Order 11246, and

(x) Any other federal, state, or local statute, ordinance, or regulation relating to employment;

(e) relating to any right of payment for disability,

(f) relating to any statutory or contractual right of payment; and

(g) for relief on the basis of any alleged tort or breach of contract under the common law of the State of Wisconsin or any other state, including without limitation defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that certain statutes or common law exist that may render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes or common law in any jurisdiction, including without limitation the State of Wisconsin.  Employee assumes all risks that any such claims may be greater or more extensive than Employee now knows, anticipates or expects.

Section 5. Exclusions from General Release.

(a) Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation.  Executive is, however, waiving the right to recover any money in connection with a charge or investigation.  Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

(b) Notwithstanding the foregoing, Executive is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.

Section 6. Covenant Not to Sue.

(a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court.  It is different from the release of claims and waiver of rights contained in Section 4 above.  Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release.  Notwithstanding this covenant not to sue, Executive may bring a claim against the Bank to enforce this Agreement, to challenge the validity of this Agreement under the ADEA, or for any claim that arises after execution of this Agreement.  If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including without limitation the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit.  In addition, if Executive sues any of the Releasees in violation of this Agreement, the Bank can require Executive to return all but a sum of one hundred dollars ($100) of the severance benefit received pursuant to Section 2 above, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement.  In that event, the Bank shall have no obligation to provide any further severance benefits.

(b) If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

Section 7. Representations by Executive.

(a) Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Bank, including without limitation under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits.  Executive further acknowledges that the severance benefits to which Executive may be entitled pursuant to Section 2 above are consideration for Executive’s promises contained in this Agreement, and that such severance benefits are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Bank under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(b) Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Bank or its attorneys.  Executive acknowledges that Executive has been advised to, and afforded the opportunity to, be advised by legal counsel regarding the terms of this Agreement, including without limitation the Release.  Executive acknowledges that Executive has been offered twenty-one (21) days to consider this Agreement.  After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement.  Executive acknowledges that Executive may revoke this Agreement within seven (7) days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven (7) days after Executive has signed this Agreement, as evidenced by the date set forth below Executive’s signature on the signature page hereto (the “Effective Date”).  Any revocation must be in writing and directed to the

Vice President of Human Resources, Investors Community Bank, 860 N. Rapids Road, P.O. Box 700, Manitowoc, Wisconsin 54221-0700.  If sent by mail, any revocation must be postmarked within the seven (7)-day period described above and sent by certified mail, return receipt requested and marked “CONFIDENTIAL.” This Agreement must be signed prior to the expiration of the twenty-one (21) day time period set forth above and returned to the Bank within five (5) business days of the expiration of such time period.

(c) Executive warrants that no later than 5:00 p.m. on the date that is two (2) days after the Termination Date (not including the Termination Date), Executive will remove all references to his employment at the Bank and with Employer from all social media websites, including, but not limited to, Linked-In and Facebook.

Section 8. Non-Disparagement; Communications.

(a) Executive shall not engage in any disparagement of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, or role in the community.  Employee shall do nothing that would damage the Bank’s business reputation or goodwill.

(b) Executive shall direct references to the Bank’s Vice President of Human Resources who shall disclose only Executive’s dates of employment and last position held.

(c) Nothing in this Agreement shall prohibit Executive or the Bank from providing accurate information to any court or governmental entity; or to any person or organization in response to legal process or as otherwise required by law.

Section 9. Restrictive Covenants.

(a) Sections 8, 9 and 10 of the Employment Agreement shall continue in full force and effect as if fully restated herein, and the Parties shall continue to be subject to the terms and conditions of such sections.

(b) Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, any individuals bound by this Agreement or the Employment Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  Such individuals also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement or the Employment Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Nothing in this Agreement or the Employment Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(c) Nothing contained herein or in the Employment Agreement shall impede Executive’s ability to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies (i) without the Company’s prior approval, and (ii) without having to forfeit or forego any resulting whistleblower awards.

Section 10. Arbitration of Disputes/Legal Fees.  Section 15.8 of the Employment Agreement shall continue in full force and effect as if fully restated herein, and the Parties shall continue to be subject to the terms and conditions of such section.

Section 11. Bank Property.

(a) Executive shall return to the Bank all information, property, and supplies belonging to the Bank or any affiliates, including without limitation any confidential or proprietary information, the Bank autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including without limitation SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Bank or any affiliates.

(b) Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Bank or any affiliates.  Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Bank, including without limitation claims for damages and/or appropriate injunctive relief.

Section 12. No Admissions.  The Bank denies that the Bank or any affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Bank or any affiliates or any of their employees or agents.

Section 13. Non-Waiver.  The Bank’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

Section 14. Successors.  This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns.

Section 15. Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable, and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.  In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Bank would not have entered into this Agreement without binding Executive to these restrictions and requirements.  In the event of Executive’s breach of this Agreement, in addition to any other remedies the Bank may have, and without bond and without prejudice to any other rights and remedies the Bank may have for Executive’s breach of this Agreement, the Bank shall be relieved of any obligation to provide severance benefits to Executive and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive.

Executive stipulates that the restrictive period for which the Bank is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.

Section 16. Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Bank or any affiliate, or any of their current or former officers, employees, or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Bank and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Bank, be reasonably requested.  The Bank shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs.  The Bank shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Bank and are documented in a manner consistent with expense reporting policies of the Bank as may be in effect from time to time. Furthermore, the Bank shall pay the Executive an hourly rate of $100 per hour (in minimum 3 hour increments) for the time the Executive spends assisting the Bank hereunder; provided, however, that such payments to Executive shall not include time testifying, whether in depositions or in other proceedings while under oath.

Section 17. Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of law provisions of any jurisdiction.

Section 18. Entire Agreement.  This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Bank and the termination of that employment.

Section 19. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same Agreement.

(Signature page to follow)

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, and acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, as of the respective dates set forth below.

County Bancorp Inc.
By:	/s/ Timothy J. Schneider
Print Name:	Timothy J. Schneider
Title:	President
Date:	September 2, 2016

INVESTORS COMMUNITY BANK
By:	/s/ Timothy J. Schneider
Print Name:	Timothy J. Schneider
Title:	CEO
Date:	September 2, 2016

Gary Abramowicz
By:	/s/ Gary Abramowicz
Date:	September 1, 2016